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INC Research Holdings, Inc. held a conference call on May 10, 2017 regarding the proposed merger of INC Research Holdings, Inc. and Double Eagle Parent, Inc. Below is a copy of the transcript of the conference call. The transcript has been edited to correct erroneous transcriptions and garbled statements.

INC Research Holdings, Inc.

May 10, 2017

Operator:

Good morning, ladies and gentlemen. Welcome to today’s conference call and webcast announcing that INC Research and inVentiv Health are merging, creating a leading global biopharma solutions organization. Our call will also include a brief update on INC Research’s first quarter results. At this time, all participants are currently in a listen-only mode. Following the presentation, we will take questions from the analyst community and instructions will follow at that time.

I’d like to hand the conference over to Ronnie Speight, Vice President of Investor Relations. Please go ahead, sir.

Ronnie Speight:

Good morning, and thank you for taking the time to join our call. With me on the call today are Alistair Macdonald, Chief Executive Officer of INC Research; Mike Bell, Chief Executive Officer of inVentiv Health; and Greg Rush, Chief Financial Officer of INC Research. As a reminder, this call is being recorded, and a press release and slide presentation regarding today’s announcement are available on each company’s website, along with a supplemental presentation on inVentiv Health. In addition, a separate presentation regarding INC Research’s first quarter 2017 results is available on the INC Research website. An archived replay of the conference call will be available on the companies’ websites at www.incresearch.com and www.inventivhealth.com after 1:00 p.m. today. Lastly, an audio replay will be available for the next 7 days.

We will refer to forward-looking information, both in connection with the transaction announced this morning and INC Research’s earnings, as defined on Slides 1 and 2 of the accompanying presentation. Remarks that we make about future expectations, plans and prospects for INC Research, including those implied by our backlog and pipeline, constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors. These factors are discussed in the Risk Factors section of our Form 10-K for the year ended December 31, 2016, and our other SEC filings.

In addition, any forward-looking statements represent our views as of today and should not be relied upon as representing our views as of any subsequent date. While we might update forward-looking statements at some point in the future, unless legally required, we specifically disclaim any obligation to do so.

Slide 2 explains the non-GAAP financial measures used by INC Research’s management and its board to evaluate INC Research’s core operating results. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures, which are included in the appendix of this presentation. Please refer to the related definitions and disclaimer information on Slides 1 and 2 in the presentation as well as the additional information contained in the regulatory filings for both companies. With that, I’ll turn the call over to Alistair Macdonald, CEO of INC Research. Alistair?

Alistair Macdonald:

Thank you, Ronnie, and good morning, everyone. We appreciate you joining us for today’s call. This is a very exciting day for INC Research and inVentiv Health. Together, we are combining to create a leading global biopharma solutions organization focused on value creation for biopharmaceutical companies, patients, physicians, payers and employees. We believe this merger will create significant benefits and growth opportunities for all stakeholders.

We are really excited about the value proposition of a combined INC and inVentiv which will have deepened scale, scope and therapeutic expertise. Our combined company is purpose-built to address new market realities where clinical and commercial must work together sharing expertise, data and insights, all with the goal to accelerate our ability to help customers around the world. Together, we will infuse clinical insights into commercialization and commercial expertise into clinical trials, speeding up the delivery of evidence-based medicines to patients worldwide.

Turning to Slide 4, the combination of INC and inVentiv brings together a leading global Phase I to IV contract research organization, or CRO, with a leading global CRO and contract commercial organization, or CCO. Together, we will be the second-largest biopharmaceutical outsourcing provider, one of the top 3 CROs by net revenue and the largest CCO.

inVentiv is the first and industry-leading contract commercial organization that delivers comprehensive commercial services, such as selling solutions, communications, consulting and medication adherence. Combined, we will offer a comprehensive suite of end-to-end solutions to support the development and commercialization of biopharmaceutical and biological compounds. We will have a highly diversified and complementary customer base by combining INC’s strength in small and midsized biopharma with inVentiv’s key relationships with large biopharma. We will have deeper and broader therapeutic expertise, particularly in complex disease areas, increasing our combined capabilities in oncology for both liquid and solid tumors, a strong and diverse CNS offering and significantly enhanced expertise for cardiovascular, metabolic and respiratory diseases.

Turning to Slide 5. The combined company will have the global scale to compete to win in the clinical and commercial markets. Together, we will have more than 22,000 employees in 60 countries and we’ll serve customers in more than 110 countries. We will be a large player in Asia-Pacific, becoming a top 3 global CRO in Japan.

A significant number of top 50 biopharma already utilize both clinical and commercial services of the combined company. We have an attractive opportunity to further penetrate this existing base as well as small to midsized biopharma customers. Many of these relationships currently utilize only a small portion of what will be our combined end-to-end solution. The opportunity to broaden and expand these existing relationships and introduce inVentiv’s commercial offering to INC’s strong position with small and midsized customers is substantial. Furthermore, the total addressable outsourcing market is vast, an estimated $60 billion for clinical and $150 billion for commercial. There is significant opportunity for further penetration.

Turning to Slide 6. This is truly a transformational combination for both of our companies, and we are enthusiastic about the significant value creation opportunities for all stakeholders. We will expand our global scale and our capabilities to grow our addressable market as we bring together 2 innovative and respected players in our industry.

Beyond the compelling strategic rationale, there are a number of key financial highlights of this transaction that I would like to discuss. We will continue to benefit from inVentiv’s margin expansion story through effective cost management and operational efficiencies, which, on an adjusted EBITDA level, has enabled an increase from approximately 10% in 2013 to over 16% in 2016. The transaction is estimated to achieve approximately $100 million in identified annual cost synergies, which we expect to be fully realized within 3 years of closing. We believe up to an additional $50 million of potential annual cost synergies may be achievable but have not been included in our accretion estimates. In addition, we believe there are value drivers we have not modeled in that will enhance earnings growth including additional margin expansion opportunities, a significant opportunity for revenue synergies through increased capability, cross-selling and scale, and the ability to lower the combined company’s effective tax rate. We expect mid- to high-single-digit accretion to INC’s adjusted EPS in 2018, an accretion of more than 20% in 2019 and beyond.

Turning to Slide 7. This is an all-stock transaction. Following close, INC shareholders are expected to own approximately 53% of the combined company on a fully diluted basis, and inVentiv shareholders are expected to own approximately 47% of the combined company. The transaction values inVentiv Health at a finance price value of approximately $4.6 billion and the combined company a finance price value at $7.4 billion based on the closing price of INC Research common stock on Tuesday, May 9, 2017. The transaction is subject to standard closing conditions, including regulatory and shareholder approvals, and we expect to close in the second half of 2017.

The leadership of the new company will reflect the strengths and capabilities of both INC and inVentiv. Upon closing, Mike Bell, inVentiv’s CEO, will serve as Executive Chairman of the Board of the combined company. He will also have executive oversight of the company’s commercial segment. I will serve as Chief Executive Officer, and Greg Rush will serve as Chief Financial Officer of the combined company.

We will have a 10-member Board of Directors with 5 designated by INC, including myself. inVentiv will designate the other 5 directors, including Mike and representatives of Advent International and Thomas H. Lee Partners. We are confident this merger will be seamless for all of our stakeholders, including our customers, employees and shareholders. Both organizations have extensive integration experience. The combined company will be headquartered in Raleigh, North Carolina, with a significant presence in the Northeast corridor and operations worldwide, including Asia and Europe.

Slide 8 shows our combined market position. As we have said previously, together, we will create the second-largest biopharmaceutical outsourcing provider with net revenue of $3.2 billion. The combined company will have more than 22,000 employees worldwide and enhanced scale, which will enable us to deliver comprehensive solutions for our customers. Any need, anywhere, anytime.

As a leading global provider of drug development and commercial solutions, Slide 9 shows the breadth of the combined company’s capabilities. Biopharmaceutical companies of all sizes face increasingly complex challenges to bring products to market and are seeking comprehensive outsourced solutions across the clinical and commercial spectrum. Our new company will be built to address new market realities where clinical, Real-World Evidence and commercial must work together, sharing expertise, data and insights to improve client performance. We will have leading positions in both the outsourced clinical and commercial services markets. Together, we will offer our diverse and highly complementary customer base the most comprehensive suite of outsourced services across the drug development and commercialization life cycle. We will also capitalize on the growing commercial outsourcing trend with specialized knowledge and expertise increasingly required for the successful launch of products. With inVentiv’s CCO, we can enhance the clinical development process with commercial capabilities, including selling solutions, communications, consulting and medication adherence.

Slide 10 shows the business mix and customer base of the combined company. One of the things that makes me so excited about this combination is the complementary nature of this transaction from a business, customer and cultural perspective. Based on 2016 combined net revenue, clinical will represent approximately 2/3 and commercial approximately 1/3. INC has strong relationships with many small and midsized biopharmaceutical companies. inVentiv, on the other hand, has great relationships with large biopharma, including in the top 20. By combining our complementary customer bases, we will have leadership across large, midsized and small biopharma. We will be able to partner with biopharma companies of all sizes and offer best-in-class point solutions as well as integrated offerings from clinical development through commercial solutions.

Our revenue is well-diversified across customer size, with a little over half from the top 20 biopharma, slightly less than 20% from 21 to 50 and approximately 30% from small and midsized.

Importantly, our 2 companies have limited client overlap, and we see no foreseeable revenue dissynergies that often accompany a merger of this scale. This merger represents an opportunity to deepen our relationships and expand our share of outsourced clinical development and commercialization spend from across our customer base.

On Slide 11, we highlight our combined platform in enhanced data assets and commercial insights. Our combined clinical visibility and therapeutic experience help inform customers’ commercialization efforts. This purpose-built business model allows us to infuse clinical insights into commercialization and commercial insights into clinical trials, speeding up the delivery of evidence-based medicines to patients worldwide.

Furthermore, the proprietary data assets and communications capabilities that will result from our combination will enhance the speed and success of site selection and patient recruitment. At INC, we have always had a strategic focus on strong site relationships and improving the sustainability of their participation in clinical research trials. We recently ranked as the top CRO to work with among the top 10 global CROs. These award-winning site relationships will expedite clinical trials, providing a bridge to physician awareness and education.

Lastly on this slide, the capabilities we have been building in real-world evidence, coupled with our market access expertise, allows us to bridge the clinical gap and more effectively communicate the benefits to payers and PBMs.

Now I’d like to take some time providing a more in-depth overview of the combined global clinical business. Slide 13 lists several factors that we see as critical for success in navigating the current clinical development market. We believe a combined INC and inVentiv addresses each of these, including critical scale, a strong geographic presence, therapeutic area depth and expertise, delivery model flexibility, an ability to serve clients of all sizes and an understanding of real-world market challenges.

Moving on to Slide 14. I’d like to provide some context around each of these factors. This slide shows both the combined scale and geographic presence in clinical outsourcing. As we’ve discussed with our investors in the past, scale is increasingly becoming a key consideration for our customers. This transaction will expand the combined company’s global presence. Additionally, we will have a greater presence in important strategic geographies, such as Asia-Pacific, specifically Japan and China, where there is significant opportunity for growth. We will have more than 2,500 clinical employees in the Asia-Pac region including approximately 400 in Japan, where we will be a top 3 global CRO, approximately 250 in China and approximately 1,200 employees in India providing clinical operations and support services.

Simply put, we believe the combined company will be invited to propose on additional clinical development opportunities because of our increased scale. We believe our global reach will enable us to remain a leading outsourcing partner in a market that is increasingly demanding multiple delivery models that span full service, FSP and hybrids.

Turning now to Slide 15, we should have a combined business that would deepen our therapeutic expertise across all areas, particularly in complex diseases. Having therapeutic breadth and depth is an increasingly important factor in customers’ outsourcing decisions. Both inVentiv and INC have significant therapeutic expertise in core areas, including oncology and CNS, with a combined 2016 revenue of over $1.2 billion. This combination also deepens and broadens our capabilities across all therapeutic areas, particularly in cardiovascular, metabolic and respiratory diseases.

Additionally, our delivery model flexibility will benefit customers around the world by being able to deliver solutions for all needs, whether full service, hybrid or FSP and tailored to onshore, near shore or offshore. We will have a leading FSP offering with approximately $500 million of annual revenue including more than $200 million in clinical monitoring and project management.

Earlier, we showed you the customer mix for both clinical and commercial combined. Looking specifically at clinical on Slide 16, the combination of inVentiv’s existing strength with the top 20 biopharma complements INC’s strength with both small and midsized biopharma in customers ranked 21 to 50. We will have a strong, stable revenue base of $1.4 billion from the top 50 companies. We will also be a leader in small and midsized biopharma, with approximately $700 million in combined revenue. This is a segment in which INC has grown awards at a CAGR of approximately 25% since 2012.

Our well-diversified customer base will allow us to have strong relationship across large, midsized and small biopharma. Offering commercialization solutions to these customers will be a strategic benefit of the transaction. Finally, our combined company will have the proven ability to understand real-world market challenges to optimize the clinical development process.

And before I turn it over to Mike Bell to discuss the CCO segment, I just want to say how much I’ve enjoyed working closely with him over the last few months. We see eye to eye and share a great strategic vision for the combined company. There’s no better partner than Mike for this endeavor.

Michael A. Bell:

Thanks, Alistair. I and inVentiv have long admired INC, and we’re very excited about the transaction and bringing these 2 best-in-class teams together. And on a personal note, it’s been a real pleasure to work with a world-class executive like you, Alistair, who shares our vision for the industry and has gotten an organization to do really remarkable things at INC.

inVentiv is the first and leading CCO addressing a large and underpenetrated outsourcing market. The CCO delivers comprehensive commercialization services, such as selling solutions, communications, consulting and medication adherence. The CCO market is projected to follow a similar growth path as the CRO market, with growth in the high single digits.

On this slide, we provide an additional overview on the commercial market and recent trends that we are seeing. Biopharma sales and marketing budgets are significant, at least 10% greater than R&D budgets of large biopharma. We’ve all seen an accelerating shift towards specialty and more complex therapies that require a more sophisticated and integrated sales and marketing expertise.

Our commercial relationships at inVentiv have been purpose-built to be strategic and longer duration versus simply tactical and short term. We believe the combined company will be well positioned to expand and capture increased commercial outsourcing spend by taking this range of services to INC’s current customer base. The CCO market is expected to reach approximately $34 billion by 2020, growing at an approximate 8% compounded annual rate. Based on commercial outsourcing penetration of less than 20%, we estimate a potential market of $150 billion, which is significant.

Turning to the next slide. We identify a few of the current operating challenges facing the biopharma industry. These challenges include margin deterioration, reimbursement and access hurdles, relatively low R&D productivity and growing political pressures, just to name a few. In general, we expect fewer blockbusters with a shift towards specialty drugs. Existing approaches to confront these challenges have included reducing SG&A expenses, optimizing how to deploy marketing and field assets, refocusing product portfolios around the therapeutic areas in which they have the most depth or presence and expanding market access and pharmacoeconomic capabilities.

We believe that these operating challenges demand new commercial solutions. We’ve found that integrating our insights across the commercialization process delivers real client value. We think our combined company is best positioned to deliver the solutions that the industry needs.

inVentiv is currently the broadest provider of commercialization solutions. The 6,400 employees in our commercial business have supported more than 75% of the NME approvals in the United States over the last 5-year period. We organized the CCO into 4 key service areas, on Slide 20.

Selling solutions, in which we are the #1 organization in the United States and top 5 in the Japan. Our approach is fueled by robust market and data analytics that can include strategy design, recruitment, deployment and end-to-end sales operations. We’ve launched more than 120 field solutions in the last 5 years across all major therapeutic areas, which is more than all the top 20 biopharma companies combined.

In communications, where we are the largest independent global health care agency, inVentiv supports clients in health care advertising, medical communications, digital marketing and public relations and branding services.

In consulting, we’ve supported more than 70 product launches over the past 5 years. Consulting can include commercial strategy and planning, pricing and market access, medical affairs advisory and risk and program management.

In medication adherence, where we offer the largest pharmacy network for adherence, covering approximately 194 million patients and 2.2 billion prescriptions a year, we leverage a data-driven methodology to help patients stay on their prescribed therapies.

We compare inVentiv to a few of our CCO competitors on Slide 21, and the numbers speak for themselves. We are the leading provider of high-value commercial solutions. And beyond that, we’re not just a selling solutions company. We are a strategic, not tactical, solutions provider. We’re growing quickly and profitably. We have the scale and the platform that will enable us to drive consistent growth and deliver the end-to-end capabilities necessary to build upon our leading position in this evolving market.

Turning now to Slide 22. In combining CRO and CCO capabilities, we’ll have expansive data assets to drive insights and improve execution. The transaction combines inVentiv’s pharmacy data to its adherence pharmacy network, real-world evidence programs and other data sets with INC’s real-world and Late Phase business, site relationships and predictive clinical data sets. This will increase the combined company’s access to physicians, investigators, patients and, most importantly, insights. These are all key factors to inform the design and execution of clinical development and commercialization programs.

Many in our industry have data, but what we offer is a differentiated approach to insights. We generate proprietary data every day, from which we garner insights and drive actionable improvements for our customers.

Another highlight on a personal note from me this year has been getting to know Greg Rush. Greg is a very accomplished CFO, and will be the CFO in the new company, and his skill and depth is simply remarkable. Greg?

Gregory S. Rush:

Thanks, Mike. Before I jump into the details, I wanted to say how excited I am about this combination. It brings together 2 companies that have a proven track record of double-digit organic revenue, EBITDA and earnings growth. Both of us also have a history of margin expansion, lowering our cost of capital and tax rates along with numerous successful integrations. We look forward to combining these 2 companies.

Turning to the numbers. On Slide 24, we show the value creation of this combination from a financial point of view, comparing our growth projections for the combined company to a stand-alone INC, looking at performance from 2014 to 2017 and projecting to 2020.

Looking at revenue, we expect the combined company to grow revenue at 9% per year. We believe this may in fact turn out to be conservative, because we have not included any of the many opportunities for revenue synergy in these projections.

Importantly, while certain combinations within the CRO sector could result in revenue dissynergy, there are no foreseeable revenue dissynergies among our customers, and in fact, we see this combination as an opportunity to expand our share of spend within these customers.

Turning to EBITDA. This combination allows us to repeat the strong EBITDA margin expansion story that we have accomplished through effective cost reductions and operational efficiencies since we went public in 2014 and that inVentiv has delivered in each of its last 3 years. Our modeling projects adjusted EBITDA to grow in the mid-teens, driven by inVentiv’s margin expansion and realizing the achievable cost synergies that we have identified. This does not reflect additional potential cost synergies and margin enhancement opportunities that I will discuss shortly. The transaction is expected to be accretive to INC’s adjusted EPS in 2018 at mid- to high single digits and to be accretive by more than 20% in 2019 and beyond.

Before I leave Slide 24, I wanted to talk briefly about 2017. As I will discuss in more detail later, INC exceeded our guidance for the first quarter on every metric and had record new business wins resulting in a net book-to-bill of 1.4. While our first half in 2017 was negatively impacted by cancellations and delays, the second half of 2017 and beyond are setting up nicely to deliver above industry growth.

With respect to inVentiv, they too experienced an admirably high level of cancellations within the commercial segment at the end of 2016 and are coming off one of the lowest years of new drug approvals by the FDA, with only 22 drugs approved last year. Despite these challenges, FDA approvals are on track to more than double in 2017, with 20 approvals already year-to-date. This trend, coupled with inVentiv’s pipeline, sets the foundation for a strong growth in 2018 and beyond.

Turning to Slide 25. We provide additional color as to one of the key drivers that makes this merger financially compelling, along with the opportunity to achieve additional upside to our current expectations. First, we are confident in our ability to achieve approximately $100 million in annual run rate cost synergies, which we expect will be fully realized within 3 years. These cost synergies have already been identified and are highly achievable and are primarily within corporate and administrative spending, rationalizing the clinical cost structure and consolidating facilities and IT systems. Beyond that, we believe there’s up to an additional $50 million of potential cost synergies and other margin enhancement opportunities that we have not modeled in our projections or included in the synergy and accretion estimates that I mentioned earlier.

These additional opportunities include implementing INC’s therapeutic delivery model within inVentiv’s full service offering, an area we saw drive over 100-basis-point increase in full-service margins; utilizing INC’s Trusted Process across inVentiv’s clinical customers, where appropriate, and this is an area that we have found increases customer satisfaction, repeat business and higher margins of up to another 100 basis points; leveraging the best-in-class capabilities from each CR platform; and finally, consolidating inVentiv’s 6 clinical trial management systems in an exercise INC went through, which led to a 50- to 100-basis-point improvement in our margins.

In addition to these margin enhancement opportunities, we have line of sight to improving the effective tax rate of the combined company from the 35% that we have modeled to a rate of 33% and the possibility of a tax rate in the low 30s. Also while it will not change our effective tax rate, it is important to note that for tax purposes, we can take advantage of inVentiv’s nearly $850 million in net operating loss carryforwards, which we estimate are worth over $200 million to the combined company.

For our customers, as we combine different customer bases, different geographies and complementary businesses, our top priority is continuing to deliver the services to which they are accustomed and in a seamless manner. Given each company’s history of successful integrations, which I will touch on shortly, we are confident our integration will be seamless to our customers. We look forward to supporting and growing our relationships with existing and new customers as we move forward into this next chapter.

On Slide 26, we discuss our opportunities for meaningful revenue synergies from cross-selling. First, within our combined clinical customer base, we see an opportunity to bring inVentiv’s FSP and hybrid model to many of INC’s top 50 customers. We will leverage our combined therapeutic breadth and depth to establish larger and deeper relationships across all customer sizes. In our past, INC has seen opportunities lost to a lesser competitor solely due to the competitor’s ability to offer additional services. This transaction will allow us to counter that.

Second, we see multiple ways that inVentiv’s commercial offering and relationships will enhance our success rate and derive revenue synergies within our clinical operations. We believe leveraging inVentiv’s senior relationships from the commercial segments will allow us to open doors on the clinical side. We also see a real opportunity to bring value to our customers through strategic consulting engagements and our ability to offer Phase IV and real-world evidence studies.

Finally, we believe there’s an opportunity to cross-sell inVentiv’s commercial services to INC’s robust customer base of small to midsized biopharma companies. These companies are currently underpenetrated by inVentiv’s commercial business and have historically had to complete 30% to 50% of the economics of a newly approved drug to large pharma in co-marketing agreements. We believe this customer set will see our financially compelling and highly differentiated offering as a way to bring their products to market.

Turning to Slide 27, it is important to understand that INC and inVentiv both have a history of value creation through successful integration of past acquisitions. We have done this without negatively impacting customers and while continuing to grow and expand our customer base. At INC, we have completed 7 acquisitions since the beginning of 2007, 2 of which were transformational, MDS Global Clinical Development in 2009 and Kendle International in 2011. It is important to note that many of the team involved in leading those successful integrations, including Alistair Macdonald, are still within INC today. For each of those, we exceeded cost synergy targets by more than 30%. In looking at the 5-year period from 2012 to 2016, after the Kendle acquisition, our adjusted EBITDA increased at a CAGR of more than 30%, and our adjusted EBITDA margin improved by 910 basis points.

inVentiv has completed 25 acquisitions since 2007, including Pharmanet and i3, both of which were transformational. In that integration, inVentiv exceeded its cost synergy forecast by 25%. In the 5-year period from 2012 to 2016, inVentiv’s clinical business EBITDA increased at a CAGR of more than 20%, and its clinical business EBITDA margin expanded by 740 basis points. Clearly, we know how to integrate and drive value creation.

On Slide 28, we look at the credit profile of the combined company. The combined company will generate significant cash flows. We will start our net leverage on Day 1 of the combination at approximately 4x pro forma adjusted EBITDA. We expect to reduce our net leverage to under 3x within approximately 18 to 24 months post closing. Our long-term focus will be deleveraging and optimizing our weighted average cost of debt, including reducing inVentiv’s balance of unsecured notes. We believe this capital structure positions us for growth as we capitalize on the many opportunities the combination creates for all stakeholders.

Now I’d like to talk about INC’s individual results for the first quarter 2017. As Slide 29 indicates, we had a really strong quarter on all financial metrics. Most importantly, we delivered record new business awards leading to record net awards and a net book-to-bill at 1.4. We also made significant progress in 2 of our key strategic goals, winning a large FSP award and 2 new preferred provider relationships from which we expect additional awards in the future. We exceeded the midpoint of our guidance for the quarter on each of these key metrics and, through strong operational execution, drove adjusted EBITDA margin to over 23%, again above our guidance range.

We have posted our traditional earnings deck on our website and will be glad to answer any questions on this call. In order to provide background on inVentiv, we have also included a few slides in the appendix that shows their historical financial performance, along with a brief summary of their first quarter results. A separate supplemental investor presentation with further background on inVentiv is also available on our website.

Now let me turn it back over to Alastair for a few closing remarks.

Alistair Macdonald:

Thanks, Greg. As I hope you all took away from our remarks, we believe this is an exciting step forward for INC and inVentiv as we bring together 2 of the most innovative and respected players in the field to create a leading global biopharma solutions organization.

The customers of the combined company will be a top 3 CRO globally and the leading commercialization provider with an enhanced global platform and an expanded presence in important strategic geographies such as Asia-Pacific. We will have the flexibility and depth to serve clients of all sizes and needs and have significant therapeutic expertise in core areas.

For patients, we will accelerate the delivery of therapies through our comprehensive suite of end-to-end solutions. For physicians, we provide tools to improve adoption and adherence for important medicines. For payers, we have the opportunity to satisfy demand for real-world evidence and data-based outcomes. And for our 22,000 employees, we will have a highly engaged and world-class workforce leveraging best practices across the entire organization.

Finally, for our shareholders, we expect the transaction to be accretive to INC’s adjusted earnings per share in the first 12 months following close, mid- to high-single-digit accretion in 2018 and over 20% accretive in 2019 and beyond. As a global leader with an expanded platform, the combined company is positioned for enhanced long-term growth.

I speak for both Mike and myself in expressing how proud we are of what the INC and inVentiv employees have accomplished to date. We look forward to working with inVentiv to capture the value creation opportunities that we will have together, and I know Mike shares my confidence in the path ahead.

Thank you, again, for joining us today. I’ll now turn it back over to the operator for any questions. Operator?

Operator:	Our first question is from Robert Jones of Goldman Sachs.

Robert Patrick Jones:	Great, ya, thanks for the question. I guess just starting with the timing of the deal. I think inVentiv was sold privately within the past year. So as I think about the strategic rationale that you guys have shared with us today, I’m curious maybe if you could dig into what pieces really drove the decision to do the deal right now. Was it the realization that you needed to bolster FSP? Were you not keeping pace within a certain cohort or geography? Just looking for a little bit more on the immediate strategic motivation for the deal and any additional color you’re willing to share about how the deal came together would be helpful.

Alistair Macdonald:	Yes, thanks, Bob. A long question to start with, I guess, but we’re super excited about the strategic imperative that this brings. I’ll hand off to Greg in a minute to talk about some of the financial aspects. When we look at the strategic imperatives that we’ve had, the vision that we’ve been trying to convey about our competitiveness in the FSP space, our capability to really take what work that we’ve done with the customer in a full-service mode, when they flip to a hybrid or when they flip to an FSP, we need to be able to follow them. And when we’ve looked at the different options, being able to get into that market with somebody who has the experience, with somebody who has that reach, rightsizing our operations in Asia, it — this really was a very compelling deal. And I think as you’ve seen from — hopefully, you got the sense from the transcript and also the — from the slides that we posted, you see a lot of that, a lot of those strategic goals that we had are satisfied with this. Yes, we’ve got a lot of work to do on integration, et cetera. But I think the strategic imperative for us really overrides everything else. I’ll let Greg speak to the kind of timing around the private sale versus this merger transaction. Greg?

Gregory S. Rush:	Hey, how are you doing, Bob. One of the things that I’ll just refer you to Slide 13 just from a CRO perspective. As you know, we’ve articulated for a while now what we thought we needed to do over time organically or inorganically. And this is a really unique opportunity to check every one of those boxes, and not just check them, but check them with a bold checkmark. So it really makes strategic sense. From a financial perspective, you always have to weigh the cost of investment to doing it yourself with the time-to-market. And in addition, even if you build it yourself, all you do is have a tool to go after the market. You don’t necessarily have the relationships with the customers. And this deal really was cemented on that. Lastly, we’ve been spending a lot of time for about a year, 1.5 years looking at the changing market with related to Real-World Evidence and the importance, particularly in Europe, of going beyond just getting a drug approved. And so the commercial aspect of the business has evolved, and that’s something that we’ve become very excited about over the last year. So as to timing, I think that’s something that as we got more and more knowledge of that particular area of the market, we became more and more excited, and that helped drive that — and obviously, I think a CRO, it’s just obvious why it makes good sense from a financial and a strategic view.

Operator:	Our next question is from Erin Wright of Credit Suisse.

Erin Elizabeth Wilson:	Great, thanks hi Alistair, Greg, and Mike. I guess can you speak to some of the recent trends that you’re seeing on the inVentiv side of the business as it relates to the CCO unit? And it looks like you saw double-digit growth in 2016. How sustainable is that growth rate? And are you able to sustain sort of above market trends there? And can you speak to some of the metrics or benchmarks that you look at to measure the performance across that business as we think about modeling the CCO side?

Alistair Macdonald:	Yes, thanks, Erin. I’ll give a little bit, and then I’ll hand you off to Mike Bell, who knows that side of the business a lot more — a lot better than we do right now. So when we’re looking at what feeds that, the CCO model, you’re looking at product launches, new drugs coming through. And I think when you look at the stats for 2016, the number of approvals through the FDA, obviously, that was a low point of — I think the lowest point since 2007. We see a return to the — to really high levels of drugs being approved through the FDA. I think we’re at 20 already this year. So in 5 months, you’ve got as many drugs approved as you had in the whole of the 12 months last year. But I’ll let Mike add more color to that. Mike?

Michael A. Bell:	Yes, thanks, Alistair. Erin, a couple of things I think you may recall from our previous chats, but as Alistair mentioned, we do look a lot at new medical entities, and we do look a lot at new products getting approved. And we still believe quite fervently that the number of new drugs coming to market will be increasing and becoming increasingly more specialized and increasingly more difficult to market, all of which bodes well for the commercial business. I also think that as we’re getting more and more out into the marketplace and talking to more general managers, we are finding that the discussions are around convincing people to go from doing things in-house versus doing things with an outsourced vendor is a market which has to be continually created simply because unlike the CRO business, less people have familiarity with outsourcing it. But we’ve had very good engagement from our key clients on that, and we continue to see multiple opportunities. We also tend to look at the business regularly as a buildup from the ground. Looking at all the new products coming to market with all the companies in question, where we have strong client relationships and where we think we can go proactively and preemptively to make a bid. So we’re regularly looking at the potential that we have to cover our year whenever we start looking at this in detail.

Operator:	Our next question is from Dave Windley of Jefferies.

David Howard Windley:	Hi good morning thanks for taking my question. I wanted to focus on the, kind of the client concentration, client overlap. And I noted in your prepared remarks, you mentioned little overlap in the areas that you do business. I foresee from that, that you might have — that you might have situations where maybe inVentiv is doing work on the CCO side and INCR has it on the CRO side, and so you’re differentiating there. I wanted to kind of get more perspective on that. And then as part of this, could you also talk about, Greg, the partnerships, or the preferred providerships, that inVentiv was — or excuse me, that INCR was able to secure in the first quarter. One of those I think you had indicated had the potential to have a lot of immediate work to it, like rescue work that would come in with it that should influence the near-term revenue forecast for INCR specifically. And if you could give us some perspective on that, I’d appreciate it.

Alistair Macdonald:	Thanks, Dave. I will start with some of the overlaps and pass off to Greg. So yes, your assumption is correct that in many of those clients where there is overlap, it is from CRO to CCO. So inVentiv will be working on the CCO side. But there are some customers where we are both present, either as preferred providers or as transaction providers. And in those, where we’re preferred providers, it’s — from the due diligence, we are — INC has been a full-service provider and inVentiv has been an FSP provider. So they might be delivering a function or a clinical FSP in a region, and we’re providing full-service work in and around some of the more complicated disease states, which is one of the kind of strategic discussions that we’ve had about how do we transition from one model to the other, how do we provide different models to the same customer. And I think we’re confident in those instances where we do have model overlap or complementary models in the same customer that — and we saw this, actually, in the Kendle transaction. We had overlap of our different models, and it was seen as a big positive from our customers because they got the same level of service, the got the same kind of access, but it took one of their vendors out of the equation. So they were able to consolidate vendors a little bit, which they always seemed very happy about. I’ll hand you off to Greg to answer the second part of your question, though.

Gregory S. Rush:	Sure, Bob, just to hammer home—

Alistair Macdonald:	Dave.

Gregory S. Rush:	Dave. Sorry. It’s been a long night, Dave. Obviously, to double down on that, I would tell you that we did a really comprehensive analysis looking at the customer overlap. And what we found is, as we explained in our prepared remarks, that we did not see any reason for a revenue dissynergy, which is the, ultimately the biggest question in CROs. And in fact, one of the things that we saw is that, historically, both companies have done a really good job with being a provider within a particular therapeutic area. You know CNS is a big part of our franchise in liquid tumors, and we would get in with a large top 50 and basically do that entire amount of work. Where we had challenges is being seen, with that particular top 20 or top 50 customer, is having the breadth and depth globally to address their entire portfolio. So as that — as we solve their — our customers’ individual portfolios move from one drug area to the other, we oftentimes weren’t able to move across that therapeutic shift in their pipeline and replace either 1 or 2 — #1 or #2 CRO provider. This eliminates that. There’s no reason why when they look at us today, that we — given how strong and high-quality work we provide them, they shouldn’t look at us and say, hey, you’re, naturally, our #2 provider and #1 provider now. So this is one of the big reasons strategically. As to our specific quarter, you’re right. I get 2 pieces of it. One, we did have a customer that we did win. That was one of the strategic relationships. And we’ve been awarded a few of those rescue studies and that work will begin. The other pieces of those, we expect later on in the year, which will provide additional awards, which is why I alluded to in my prepared remarks that we expect additional awards in the future from those customers. And you are picking up on the right point there. And then lastly, don’t forget, we did have a second — a major FSP award, the largest in the company’s recent history. I think in the last 3 or 4 years, it was a big deal, also a top 20 pharma. In that situation, it was in the data safety area, functional (inaudible) space. So we had a great quarter, a very strong quarter to give us a base to do this deal.

Operator:	Our next question’s from John Kreger of William Blair.

John Charles Kreger:	My question’s for you, I think, historically, there hasn’t been a lot of linkages between the clinical CRO business and the CCO business. Is that something that you’ve experienced? And do you think that’s maybe changing going forward, where you’ll get more sort of operational synergies across those 2 platforms or not? What’s your view on that?

Alistair Macdonald:	Thanks, John. So I’ll start, and I’ll hand you off to Mike as well. So a lot of the conversations we’ve had with customers over probably the last 2 years have been around what we can do for them in terms of real-world evidence in commercial. Now we’ve been able to — through our consulting group within INC, we’ve been able to provide them with a payer plan and a market access plan and that kind of thing, but we’ve not been able to operationalize their commercial efforts. And I think as — at some of our customers, and as you know, we’ve predominantly have played in the small to mid-market, as those customers mature their products, they — and the market is now looking at more of a, can you get me regulatory approval for the product, but then who’s going to pay for it? So that’s the a kind of double — that kind of double approval now is becoming more and more important. And with the move to specialty medicines, orphan diseases, that kind of thing, I think smaller companies do have the capability to commercialize their own products. So one of the things that we think about in this transaction is our ability to bring that commercial consulting capability, the fact that we can build sales forces for them, and be able to deliver their work commercially after we help them deliver the product — develop a product and get the real-world evidence pieces done is a real key element. I think in larger pharma, where those — where you can’t get to the one person that has their hands on both commercial and clinical, there’s still — it’s a longer road to get that all consolidated into one package, but we’re very aware of that. Obviously, we’ll be able to — we’ll be running the businesses targeting to win clinical work and win commercial work, not necessarily together, but as separate businesses. So kind of that’s our take on it. That was one of the strategic comparatives that we looked at with this, to be able to bring those commercial — our commercial credentials and our capabilities into that small to mid-market. Mike?

Michael A. Bell:	Yes, just a few additive comments, hopefully. Historically, in large biopharma, where we have worked for 24, 25 top biopharma use services from both parts of our company, the buying process associated with large clinical design trials was different than with commercialization. What we’ve seen over time is, first and foremost, as we’ve tried to get our folks to be more competitive, informing them in the commercial side about clinical capabilities, and informing the clinical design about the commercial awareness has worked quite well in starting to bridge that gap. So while they’re not technically buying all that stuff at once, we are bundling it for them to make our folks smarter and differentiate at the point. The second thing I would say is that in the mid- to small market, the likelihood of a general manager or a senior person being involved in the entire decision process from Phase I all the way through to commercialization and acceptance at retail is much higher. And because of the current dynamic of the way the small and mid customers either commercialize their drugs or license them out to partners, we think that there is a material opportunity to be able to sell much more of a bundled product in that environment, because many of the people that Alistair knows quite well are not terribly satisfied with some of the commercialization efforts they’ve seen from the people that they’ve used historically. So we think that the economics of that as well as the market potential of that is quite significant and that is a difference from large biopharma to the small and mid-cap.

Operator	Our next question is from Tycho Peterson of JPMorgan.

Tycho W. Peterson:	So 2 to try to squeeze them in here. First just on the CCO side, just curious for the INC folks here, how much kind of customer pull you had for these type of services over the years? And where do you think we can go from a market penetration perspective? I think it’s only about 50% of the CCO market’s now outsourced. Where do you think that goes? And are there nonpharma customers also within that mix? I think there’s a small portion for inVentiv of nonpharma services on the CCO side. So could you just touch on that?

Alistair Macdonald:	So like I said with John’s question, I think we’ve seen a lot of interest from our customers over the last 18 to 24 months around our capability to go further within the product development. So getting them an approved product has always been our traditional end point. We added consulting services to be able to give them payer plan and a market access plan, and we’ve done well in that area. Our customers — that mid-market set of customers are interested in commercializing their own products here in the U.S. and overseas. So the capability that we bring with this transaction enables us to do that, enables us to continue walking that life cycle with them, taking them, I think, to borrow the inVentiv tagline, to go from lab to life with them. So I think that’s a really interesting prospect for us. I’ll let Mike talk about the penetration on the market side of the — on the CCO, but what our assumption is and what we’ve seen trend-wise is that, that pattern will follow what we’ve seen in the both the CMO market then the CRO market, as big pharma or just pharma in general look to variabilize more of their own costs.

Michael A. Bell:	In the CCO marketplace in general, we’ve seen a pretty predictable growth rate overall for the penetration into that market, which is quite similar, quite frankly, to the way a CRO is penetrated very early on. So if we look at that penetration curve, as I mentioned, high single-digit growth rate for the overall environment is very doable. And part of the reason that, that — if we think back to the old days in the CRO, a lot of work was done to create the market and create the understanding for people inside Big Pharma to realize that outsourcing clinical trials to the third party was actually a good idea. So a lot of our marketing efforts are less about completing with other folks but more about helping our clients think about make versus buy decisions on their own. The secondary question about non-pharma, that’s really a de minimis market for us. Obviously, we keep an eye on it, but the potential for us is so big in pharma that we’re really focusing on that first.

Operator:	Our next question’s from Eric Coldwell of Baird.

Eric White Coldwell:	I just wanted to come back to the revenue assumptions, 2017 to 2020. If I’ve read everything here correctly, it looks like INC stand-alone, 10%; combined company, 9%. That seems to be without revenue synergies, and obviously, the growth is going to have to come off of a higher base. So I guess the question is, with — we’re almost midway through 2017. INC’s growing about 1%. inVentiv looks down about 1%. I know your backlog burn rates have slowed, and you actually lowered the revenue forecast today despite the strong book to bill. So I guess I’m just kind of laying it out there. I’m struggling to see how this is almost a double-digit grower on a combined basis given the base we’re starting from today. And maybe you can help us understand a little better how we get to that level.

Gregory S. Rush:	Eric, thanks for the question. I’ll go through it first from the CRO side. As you know, a strong book-to-bill doesn’t immediately turn into revenue the next day. So we’ve looked at our backlog build, and a lot of those delays that we talked about on our fourth quarter call, the reason for ’17 were delays to the second part of ’17. And in our prepared remarks, I talked about how our backlog was setting up nicely for the second half and beyond. So right now, when I look at my backlog coverage for 2018, it’s the strongest it’s been in 3 to 4 years, and it supports that double-digit growth at this time. Things can move. We’ve got a lot to close the rest of the year. But relative to where we’ve seen in the past, it’s strong. So that’s INC stand-alone. And we’ve also looked at inVentiv’s backlog to make sure that we understand how that looks, and it’s building out nicely for the CRO side. With regard to ’17, inVentiv, as we said in our prepared remarks and you see it in the deck, at the end of ’16, they had a massive cancellation on the commercial side, and it was due solely to the drug company’s decision to pull the drug from the market. So effectively, that’s keeping their commercial business down a little bit this year, plus I think there’s a slide in the deck that I think will tell a good story, Slide 32, that talks about how 2016 was a near record low in new drug approvals. And as we look at where we’re at today in ’17, they’re already effectively, through last Friday, at the same level they were for all of ’16. We’ve looked at — I think there’s over 70 new drug applications this year. Not all of those will get approved, but we think they’re on pace to double. That is a huge leading indicator as you’re thinking about modeling the commercial business going forward as to what that market looks like. We looked at the discussions in the pipeline, and went to a customer and said, the commercial business is not like the CRO. You’re going to have to sort of think of it differently. It’s not a backlog-driven business. Its 2 best indicators is what’s the sales pipeline? Think of a software company. A software company has 0 backlog when they start the year, and they build their forecast and their analysts figure out what the revenue’s going to be based on 2 things: where’s the market going; and two, where’s that particular company’s spot in the market? Well, we’re #1 in the market. So we own this market, so that’s a good thing. And secondly, where’s the market going? And when you’re looking at new drug applications doubling and the pipeline discussions we’re having with our customers, we’re confident in that double-digit number, particularly when you look at the CRO backlog that supports double-digit that is a more of an in-house you’ve won it type of backlog. So I think you’ve worked with me for a while. I wouldn’t give that kind of commentary if we didn’t feel, at this stage, based on what we see today, that we were confident in it.

Operator:	Our next question’s from Tim Evans of Wells Fargo.

Timothy Cameron Evans:	Hey, thanks. I think your characterization about the fact that both inVentiv and INC have done a good job integrating companies in the past is quite fair. I think it’s also fair to say, though, that right out of the gate, both, say, the Pharmanet deal on the inVentiv side and the Kendle deal on the INC side encountered some hurdles in the first couple of years. Can you, I guess, both Mike and Alistair, give us some historical context on what caused those issues with those deals? And what makes you think that you can kind of sidestep that in this case?

Alistair Macdonald:	Okay, thanks for the question, Tim. So integration is difficult. I don’t think we’re underestimating it at all. What we’ve done in the past in INC, and we’ll do it again, is use a transition management office staffed by seasoned pros, if you like, from our operations management team. The 2 folks that we have in mind who are going to lead that effort from INC’s side, and there’ll be people coming onto that team from the inVentiv team as well, are the people who ran both the integrations operationally for us on both the MDS acquisition in 2009 and the Kendle acquisition in 2011. So, and as with all things, you learn lessons as you move along. I think some of that issues that we had in the Kendle deal related to backlog primarily and closing out some of the projects that got away from them a little bit. And that was difficult. And that — and actually, we established some of our strongest relationships today, still, from those hard discussions that we — that both Jamie and I had to go out and have with customers. So we learned a lot from that. I’m very confident that we can get this done. There’s a lot more alignment between INC and inVentiv than I expected to find when we first got into these discussions, both around structure, around technology. inVentiv has done a lot of work over the last 2 or 3 years really bringing their technology into focus. And our businesses run in a similar fashion. And I think if you can get your technology strategy lined up and you can get your structure lined up, it really helps to get people attached to the model. Culturally, I think one of the big successes we had from Kendle was the culture that we created, because we didn’t try to force INC’s culture on Kendle or vice versa. We created a new culture that everybody thought they could be successful in, those who wanted to stay and wanted to drive forward. And I think that those lessons are things that we’ll be deploying as we go through this integration.

Gregory S. Rush:	Well, let me just add one thing, Tim, that I think is a slight misperception on that transaction with Kendle. We had no operational issues in that thing. We were integrated, all the projects together, within 6 months. Our Trusted Process had helped pull that together, so we had no issues there. We didn’t have issues with losing the talent we wanted to keep, at all. Our employees were very satisfied with the deal. But what I think you’re referring to is, if you remember, Kendle was a public company, and they were dropping — I think their revenue was $475 million 2 years before the deal, and by the time we acquired them, they were at $300 million. The issues that we inherited was that they were not a financially well-run company and that they had a lot of bids where they had mispriced them, and, in addition, their business was declining. So what you saw in our numbers in the year after that was the continued operation of their poorly contracted contracts that we had to honor them. And we told— that’s the first thing we told our customers, we’re going to honor this. We’re going to do high-quality work for you, and we’re going to deliver it to you regardless of what the price was. We didn’t go back and ask — try to renegotiate. That paid off for us. So what you’re really reflecting is the year after the deal is that. When we went into this deal, the one thing that we focused in on was making sure that we understood their backlog. And we did that properly this time. If we made one mistake in the Kendle was understanding their backlog, and we corrected for that in this deal.

Michael A. Bell:	Just a couple of comments from the inVentiv side. Two things. The first is that we actually, similar to INC, we actually did well on the integration effort in terms of our operating cost, but there were some issues associated with the customer overlap and backlog, similar to what Greg just said. But I also would encourage you to just think about inVentiv in a slightly different way before 2014 and after 2014. Because of many of the folks involved in some of those [footfaults] are no longer with us, and the team that we have currently and also the team that will be leading the integration from our side have fairly expansive experience and capability in integrating things. And I think if you look at our operating numbers from ’14 to the current period, you can see that.

Operator:	Our next question is from Sandy Draper of SunTrust.

Alexander Yearley Draper:	Maybe jumping back to the history of this, and you touched on it a little bit and Bob was sort of alluding to it, but when you think about when the process started, you guys started talking, just trying to understand relative to the big merger of Quintiles IMS, the challenges you experienced in the fourth quarter, just trying to think how you think about this as how much you’re reacting to those type of things. Obviously, Greg, as you mentioned, you were already talking about things you needed to fill in, so there was clearly some long-term strategy. But just thinking, did the recent events in the second half of last year accelerate discussions from the INC side? And maybe on Mike’s side, from inVentiv, what was really the driving factor to get something done sooner rather than later on the inVentiv side?

Alistair Macdonald:	Sandy, I think you’ll find all those details in the proxy that will get posted later today — a couple of weeks? That will get posted in a couple of weeks. Mike and I have a lot of mutual respect and admiration for each other and for the businesses that we’ve been running. So we still have the strategic imperative in this. We wanted to bring these organizations together to build something that’s really unique, something that can compete across the CRO business, all scales and all territories with all types of customers, and also can bring a very compelling real-world evidence and commercial story and set of services, a service catalog if you like, to our customer bases. And I think the combination is — has huge strength. We’ve talked about on a previous question, I think from Erin or from Dave, about the ticking off a lot of the boxes that we talked about on previous calls and at our Investor Day last August about the strategic imperatives that we’d created, that we would — that we were running after. So we look at a lot of deals. We look at a lot of different strategic things with the board over time. And when we put this one through the process and we looked at what it drives, the strategic imperative really shouts out off the page. And the financial — the finances of it support it. So we got really excited about it and got here today.

Gregory S. Rush:	Yes. Let me add just a thought to echo something Alistair said. I know that he and his team and I and our team had fulsome plans to go ahead and succeed and continue our success paths on our own. But we also acknowledged publicly, in both cases, that there were strategic gaps that he had to fill and strategic gaps that I had to fill. And one of the things which is great about this is that filling the gaps becomes a lot quicker and a lot easier when you can find a way to do it like this as opposed to just simply organically doing it, which is what, in fact, we’ve done a lot of over the past few years. So it was kind of more of a natural evolution of the strategy than anything else.

Operator:	Our last question’s from Donald Hooker of KeyBanc.

Donald Houghton Hooker:	Great good morning congratulations very exciting day. Kind of a high-level question, a lot of the financial questions have been asked. But you guys at INC have been pretty clear around your strategy with information technology using mainly third-party application vendors. You might have talked about this a little bit. I apologize if you did, but what is inVentiv’s strategy there? I mean how often do they — what kind of proprietary data tools and information technology systems do they use? Or do they have a similar philosophy, relying more on third parties?

Alistair Macdonald:	Okay, I’ll start. Like I said before, the — one of the things that helps us in the integration is IT alignment and the same philosophies around that, but I’ll let Mike speak to the — where inVentiv is coming from on that.

Michael A. Bell:	Yes. It’s worth noting that, again, starting in 2014, we adopted the strategy that INC had (inaudible) a little bit before then, which is using third-party vendors, variabilizing the costs, not being responsible for customized coding, especially for anything related to infrastructure or basic operations. So we have virtually identical strategies. I would say they’re a little further ahead than we are on it. But philosophically, we’re in complete alignment on the way we view that. In terms of data on a go-forward, as mentioned in the prior commentary, we create unique data every day. And we’ll continue to work to codify that and manage that in different ways to drive insights. But again, most of the technology available, the technology part of that is available to a variety of third parties, but the data creation and the insights generated from that will be proprietary and will be different.

Operator:	There’s no other questions in queue at this time. I’ll turn it back to management for closing remarks.

Alistair Macdonald:	Thank you. I want to reiterate our excitement at today’s announcement and the many opportunities this merger creates for our combined companies, including creating a top 3 global CRO and the leading commercialization provider with the broadest offering of commercialization solutions. Mike and I and the management teams look forward to bringing our companies together and realizing the significant strategic benefits of this combination for all of our stakeholders. Thanks, everybody.

Operator:	Ladies and gentlemen, thank you for your participation in today’s conference. This concludes your program. You may now disconnect. Everyone, have a great day.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such forward-looking statements reflect, among other things, our current expectations and anticipated results of operations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, market trends, or industry results to differ materially from those expressed or implied by such forward-looking statements. Therefore, any statements contained herein that are not statements of historical fact may be forward-looking statements and should be evaluated as such. Without limiting the foregoing, the words “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “projects,” “should,” “would,” “targets,” “will” and the negative thereof and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the potential timing or consummation of the proposed transaction or the anticipated benefits thereof, including, without limitation, future financial and operating results. INC Research cautions readers that these and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to risks and uncertainties related to (i) the ability to obtain shareholder and regulatory approvals, or the possibility that they may delay the transaction or that such regulatory approval may result in the imposition of conditions that could cause the parties to abandon the transaction, (ii) the risk that a condition to closing of the merger may not be satisfied; (iii) the ability of INC Research and inVentiv to integrate their businesses successfully and to achieve anticipated synergies, (iv) the possibility that other anticipated benefits of the proposed transaction will not be realized, including without limitation, anticipated revenues, expenses, earnings and other financial results, and growth and expansion of the new combined company’s operations, and the anticipated tax treatment, (v) potential litigation relating to the proposed transaction that could be instituted against INC Research, inVentiv or their respective directors, (vi) possible disruptions from the proposed transaction that could harm INC Research’s and/or inVentiv’s business, including current plans and operations, (vii) the ability of INC Research or inVentiv to retain, attract and hire key personnel, (viii) potential adverse reactions or changes to relationships with clients, employees, suppliers or other parties resulting from the announcement or completion of the merger, (ix) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect INC Research’s or inVentiv’s financial performance, (x) certain restrictions during the pendency of the merger that may impact INC Research’s or inVentiv’s ability to pursue certain business opportunities or strategic transactions, (xi) continued availability of capital and financing and rating agency actions, (xii) legislative, regulatory and economic developments and (xiii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the proxy statement that will be filed with the Securities and Exchange Commission in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in the proxy statement are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on INC Research’s or inVentiv’s consolidated financial condition, results of operations, credit rating or liquidity. Unless legally required, INC Research does not assume any obligation to update any such forward-looking information to reflect actual results or changes in the factors affecting such forward-looking information.

Additional Information and Where to Find It

This communication is being made in respect of the proposed merger transaction involving INC Research and inVentiv. In connection with the proposed transaction, INC Research will file with the Securities and Exchange Commission a proxy statement and will mail the proxy statement to its shareholders. Shareholders are encouraged to read the proxy statement regarding the proposed transaction in its entirety when it becomes available and before making any voting decision as it will contain important information about the transaction. Shareholders will be able to obtain a free copy of the proxy statement (when available), as well as other filings made by INC Research regarding INC Research, inVentiv, and the proposed transaction, without charge, at the Securities and Exchange Commission’s website (http://www.sec.gov) or at INC Research’s website (investor.incresearch.com).

Participants in the Solicitation

INC Research and its respective executive officers, directors and other persons may be deemed to be participants in the solicitation of proxies from INC Research’s shareholders with respect to the special meeting of shareholders that will be held to consider and vote upon the approval of the share issuance and the proposed transaction. Information regarding the officers and directors of INC Research is included in its Annual Report on Form 10-K for the year ended Dec. 31, 2016, and INC Research’s notice of Annual Meeting of Shareholders and Proxy Statement, which were filed with the Securities and Exchange Commission on April 13, 2017. Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, which may be different than those of INC Research’s shareholders generally, will be contained in the proxy statement (when filed) and other relevant materials to be filed with the Securities and Exchange Commission in connection with the proposed transaction. This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.